 Filed Pursuant to Rule 424(b)(7)

 Registration No. 333-288464

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated July 1, 2025)

EQT CORPORATION

25,229,166 Shares of Common Stock

This prospectus supplement supplements and amends the prospectus dated July 1, 2025 (the “Prospectus”) relating to the offering and resale by the selling shareholders identified therein (the “Selling Shareholders”) of up to 25,229,166 shares (the “offered shares”) of common stock, no par value (“Common Stock”), of EQT Corporation (“EQT”), from time to time in amounts, at prices and on terms that will be determined at the time of the applicable offering. EQT will not receive any of the proceeds from the sale of the offered shares.

This prospectus supplement is being filed solely to update the information contained in the table in the “Selling Shareholders” section of the Prospectus to reflect certain transfers described herein.

This prospectus supplement is not complete without, and may not be delivered or used except in combination with, the Prospectus, including any other amendments or supplements thereto. This prospectus supplement updates and supplements the information in the Prospectus and should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The Common Stock is listed on the New York Stock Exchange and trades under the symbol “EQT.” On August 18, 2025, the last reported sale price of the Common Stock was $50.50 per share.

Investing in the Common Stock involves risks. You should carefully read and consider the risk factors included in EQT’s periodic reports and other information that EQT files with the Securities and Exchange Commission (the “SEC”) before you invest in EQT’s securities. See “Risk Factors” on page 3 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 19, 2025.

SELLING SHAREHOLDERS

The following information is provided as of August 19, 2025 to update the “Selling Shareholders” section of the Prospectus to reflect the pro rata distribution by Huntley & Huntley, Inc. to its shareholders of 5,545,767 shares of Common Stock, as reflected in the table set forth below.

With respect to only the Selling Shareholders listed in the table below, the information set forth in the table below supersedes and replaces the information regarding such Selling Shareholders in the Prospectus. Information regarding each of the Selling Shareholders listed in the table below is based on information provided by each of them as of the date of this prospectus supplement.

Information about the Selling Shareholders, including those listed below, may change over time. Since the date of the Prospectus, certain of the Selling Shareholders listed below have sold a portion of their shares of Common Stock registered thereunder and certain other Selling Shareholders may also have sold or otherwise transferred their shares of Common Stock registered thereunder. This prospectus supplement does not provide any updates with respect to any Selling Shareholders not listed in the table below.

	Shares of Common Stock Beneficially Owned Prior to the Offering(1)			Shares of Common Stock Beneficially Owned After Completion of the Offering(1)
Name	Number of Shares	Percentage of Outstanding Shares(2)	Number of Shares of Common Stock Being Offered Hereby	Number of Shares	Percentage of Outstanding Shares(2)
Huntley & Huntley, Inc.(3)	1,023	*	1,023	—	—
Keith Mangini	2,409,635	*	2,409,635	—	—
Mangini Family Legacy Trust(4)	710,064	*	710,064	—	—
Michael Hillebrand	2,560,731	*	2,560,731	—	—

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC, pursuant to which a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock.

(2)	Based on 624,063,124 shares of Common Stock outstanding as of August 14, 2025.

(3)	Keith Mangini and Michael Hillebrand, as the sole shareholders of this Selling Shareholder, have shared voting and investment power over the reported shares offered hereby.

(4)	Suzanne Mangini, as trustee of this Selling Shareholder, has sole voting and investment power over the reported shares offered hereby.